                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            TUSCARORA INCORPORATED
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            TUSCARORA INCORPORATED
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

                                      LOGO

                                800 FIFTH AVENUE
                        NEW BRIGHTON, PENNSYLVANIA 15066

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 14, 1995

To The Shareholders:

     The Annual Meeting of Shareholders of Tuscarora Incorporated (the "Company") will be held at the Pittsburgh Airport Marriott, Parkway West, Coraopolis, Allegheny County, Pennsylvania on Thursday, December 14, 1995 at 10:30 A.M., Pittsburgh time, for the purpose of considering and acting upon the following:

     (1) The election of three persons to serve as directors for a three-year term expiring at the annual meeting of shareholders in 1998;

     (2) The ratification of the appointment of S.R. Snodgrass, A.C. as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1996 fiscal year; and

     (3) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

                                           By Order of the Board of Directors,

                                                   HAROLD F. REED, JR.
                                                 -------------------------
                                                   Harold F. Reed, Jr.,
                                                        Secretary

New Brighton, Pennsylvania
November 13, 1995

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. PLEASE INDICATE ON THE PROXY YOU RETURN WHETHER OR NOT YOU WILL ATTEND THE MEETING.

NOVEMBER 13, 1995

                             TUSCARORA INCORPORATED
                                800 FIFTH AVENUE
                        NEW BRIGHTON, PENNSYLVANIA 15066

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 14, 1995

     This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Tuscarora Incorporated (the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders of the Company to be held on December 14, 1995 and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned to the Company, the shares represented will be voted at the Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any shareholder who gives a proxy has the power to revoke it at any time before it is exercised by notice to the Secretary. A later-dated proxy will revoke an earlier proxy, and shareholders who attended the Meeting may, if they wish, vote in person even though they have submitted a proxy, in which event the proxy will be deemed to have been revoked.

     The Company's Articles provide that the Company has the authority to issue 20,000,000 shares of Common Stock, without par value (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share. Only shares of Common Stock have been issued. As of the close of business on October 27, 1995, 6,184,486 shares of Common Stock were issued and outstanding.

     Holders of record of the Common Stock as of the close of business on October 27, 1995 have the right to receive notice of and to vote at the Annual Meeting. These shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Meeting. Under the Company's Articles, the shareholders do not have cumulative voting rights in the election of directors.

     The Annual Report to Shareholders for the fiscal year ended August 31, 1995, which includes consolidated financial statements, is enclosed with this Proxy Statement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Under the proxy rules of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered as a beneficial owner of the security. Voting power includes the power to vote or direct the voting of shares, and investment power includes the power to dispose of or direct the disposition of shares. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules.

MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of shares of the Company's Common Stock as of the close of business on October 27, 1995 by (i) each director, (ii) each person named in the Summary Compensation Table included in this Proxy Statement and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

                                                               BENEFICIAL OWNERSHIP
                                                                 OF COMMON STOCK
                                                             ------------------------
                                                             NUMBER OF       PERCENT
                               NAME                            SHARES       OF CLASS
        --------------------------------------------------   ----------     ---------
        James T. Anderson, Jr. (1)                             218,386         3.53%
        Thomas S. Blair                                        136,238         2.20%
        James H. Brakebill (2)(3)                               32,686         0.53%
        David I. Cohen (4)                                       2,000         0.03%
        Abe Farkas (1)(4)(5)                                   283,900         4.59%
        Karen L. Farkas (4)                                     13,000         0.21%
        Robert W. Kampmeinert (1)(6)(7)                         13,000         0.21%
        Brian C. Mullins (1)(2)(3)                              44,203         0.71%
        David C. O'Leary (2)(3)(4)(6)                          103,833         1.68%
        John P. O'Leary, Jr. (2)(3)(4)(6)(8)(9)                204,740         3.30%
        Harold F. Reed, Jr. (1)(4)                              55,300         0.89%
        James I. Wallover (1)                                  100,000         1.62%
        Thomas P. Woolaway (1)                                 225,553         3.65%
        All directors and executive officers of the
          Company as a group (13 persons)(2)                 1,432,839        22.84%

---------

(1) Includes shares held of record in the names of their wives as follows: James
    T. Anderson, Jr., 116,792 shares; Abe Farkas, 60,000 shares; Robert W. Kampmeinert, 1,000 shares; Brian C. Mullins, 5,400 shares; Harold F. Reed, Jr., 1,000 shares; James I. Wallover, 40,000 shares; and Thomas P. Woolaway, 51,426 shares. Beneficial ownership of these shares is disclaimed.

(2) Includes shares covered by stock options exercisable within 60 days as follows: James H. Brakebill, 24,750 shares; Brian C. Mullins, 26,790 shares; David C. O'Leary, 12,500 shares; and John P. O'Leary, Jr., 25,000 shares. In computing the percentage ownership for each executive officer and all directors and executive officers as a group, the shares covered by the stock options held by each executive officer and the group are deemed outstanding.

(3) Includes shares credited to their accounts under the Company's Common Stock Purchase Plan for Salaried Employees as follows: James H. Brakebill, 857 shares; Brian C. Mullins, 571 shares; David C. O'Leary, 389 shares; and John
    P. O'Leary, Jr., 153 shares.

(4) Includes shares held jointly with their spouses, as to which voting power and investment power are shared, as follows: David I. Cohen, 2,000 shares; Abe Farkas, 111,200 shares; Karen L. Farkas, 500 shares; David C. O'Leary, 23,412 shares; John P. O'Leary, Jr., 11,112 shares and Harold F. Reed, Jr., 9,000 shares.

(5) Includes 91,500 shares held by the wife of Abe Farkas as trustee under trusts for children and grandchildren. Beneficial ownership of these shares is disclaimed.

(6) Includes shares held in custodian accounts for children as follows: Robert
    W. Kampmeinert, 2,000 shares; David C. O'Leary, 6,018 shares; and John P. O'Leary, Jr., 8,292 shares. Beneficial ownership of these shares is disclaimed.

(7) Includes 10,000 shares held by Parker/Hunter Incorporated. Beneficial ownership of these shares is disclaimed.

(8) Includes 21,300 shares held by a trust created under the Will of a former employee of the Company as to which John P. O'Leary, Jr. shares voting power and investment power as co-trustee with a bank. Beneficial ownership of these shares is disclaimed.

(9) Includes 70,190 shares held by the trust for the individual account defined contribution pension plans of the Company and its subsidiaries. John P. O'Leary, Jr. is a named fiduciary with respect to this trust and although he has no economic interest in these shares, he has sole power to direct the trustee as to the acquisition and disposition, and the voting, of the Company's Common Stock held by the trust.

     The information in the above table does not include 166,776 shares of the Company's Common Stock held by the Estate of John P. O'Leary, Sr. and 59,043 shares held by a trust established under the Will of John P. O'Leary, Sr. Mr. O'Leary, Sr., co-founder of the Company, was Chief Executive Officer of the Company from its formation in 1962 through 1989 and was Chairman of the Board of the Company at the time of his death on June 28, 1994. John P. O'Leary, Jr., David C. O'Leary and Kerry O'Leary Zombeck, (the children of Mr. O'Leary, Sr.) and Mellon Bank, N.A., are the Executors of the Estate and all these persons plus Mrs. John P. O'Leary, Sr. are the trustees of the trust. The above table also does not include 102,854 and 32,089 shares of the Company's Common Stock beneficially owned by Mrs. John P. O'Leary, Sr. and Kerry O'Leary Zombeck, respectively.

OTHER BENEFICIAL OWNERS

     Information with respect to the only persons known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock as of the close of business on October 27, 1995 is as follows:

                                                               BENEFICIAL OWNERSHIP
                                                                 OF COMMON STOCK
                                                             ------------------------
                                                             NUMBER OF       PERCENT
                         NAME AND ADDRESS                      SHARES       OF CLASS
        --------------------------------------------------   ----------     ---------
        Jack Farkas
        6315 Forbes Avenue
        Pittsburgh, PA 15212                                   324,000         5.24%


        David L. Babson & Co., Inc.
        One Memorial Drive
        Cambridge, MA 02142                                    324,700         5.25%


        Mellon Bank Corporation
        One Mellon Bank Center
        Pittsburgh, PA 15258                                   329,000         5.32%

     Jack Farkas is the brother and uncle, respectively, of Abe Farkas and Karen
L. Farkas, both of whom are directors. Jack Farkas has sole voting power and sole investment power with respect to the shares.

     The information presented for David L. Babson & Co., Inc. is based upon its
Schedule 13G dated February 10, 1995 filed with the SEC. It reports sole voting power over 236,200 shares and shared voting power over 88,500 shares, and sole investment power over all 324,700 shares.

     The information presented for Mellon Bank Corporation is based upon its
Schedule 13G dated February 2, 1995 filed with the SEC. It reports sole voting and investment power over 26,000 shares and shared voting and investment power over 303,000 shares.

REPORTS UNDER SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the SEC reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock. These persons are required to furnish the Company with copies of all Section 16(a) reports they file. John P. O'Leary, Jr. filed a Form 5 report at the end of the 1995 fiscal year which disclosed that during the fiscal year a report covering one transaction was inadvertently not filed. Based on written representations of its directors and executive officers and copies of the reports that they have filed, the Company believes that all other reports required to be filed under Section 16(a) by the Company's directors and executive officers for the 1995 fiscal year were timely filed.

                             ELECTION OF DIRECTORS

     Three directors will be elected at the Annual Meeting to serve until the annual meeting of shareholders in 1998 and until their successors are elected. The Board of Directors has nominated David I. Cohen, Abe Farkas and John P. O'Leary, Jr. and recommends a vote for their election. Each of the nominees has consented to be named as a nominee. All the nominees are presently directors. The term of James T. Anderson, Jr. expires at the Annual Meeting. Mr. Anderson has decided not to stand for reelection.

     Unless authority to so vote is withheld, it is intended that the proxies solicited by the Board of Directors will be voted for the election of the three nominees. In the event that at the date of the Annual Meeting any of the nominees should for any reason not be available for election, the proxies solicited by the Board will be voted for the election of the other nominees and such substitute nominees as shall be designated by the Board.

     The Board of Directors does not have a nominating committee. The Company's Articles provide that nominations for the election of directors at a meeting of shareholders may be made only by the Board, a committee of the Board or a shareholder of record entitled to vote in the election of the directors to be elected; provided, however, that a nomination may only be made by a shareholder of record at a meeting of shareholders if written notice that the nomination is to be made is received by the Secretary of the Company prior to the meeting. In the case of an annual meeting, the written notice must be received 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain certain information with respect to the nominee as set forth in the Articles. Information with respect to the nominating procedure may be obtained by a shareholder from the Secretary of the Company. No written notice that a nomination would be made by a shareholder at the Annual Meeting was received by the Company.

     Information with respect to the nominees, each of whom is presently a director, and the other directors whose terms of office will continue after the Annual Meeting is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.

                              DIRECTOR                  PRINCIPAL OCCUPATION OR
             NAME              SINCE                 EMPLOYMENT; DIRECTORSHIPS; AGE
-------------------------------------     ----------------------------------------------------
Nominees for a term expiring in 1998:

David I. Cohen                 1993       Partner of Titus & McConomy (law firm), Pittsburgh,
                                          Pennsylvania, since July 1995; Partner of Reed Smith
                                          Shaw & McClay (law firm), Pittsburgh, Pennsylvania
                                          prior to July 1995; Age 44

Abe Farkas                     1962       Retired; formerly owner of Beaver Super Market,
                                          Beaver, Pennsylvania; Age 79

John P. O'Leary, Jr.           1974       President and Chief Executive Officer of the Company
                                          (also Chairman of the Board of Directors of the
                                          Company); Director of First Western Bancorp and
                                          Matthews International Corporation; Age 48

Continuing directors with a term expiring in 1997:

Karen L. Farkas                1994       President and Treasurer of Heart Smart Foods Ltd.
                                          (wholesaler/retailer of specialty foods), Alberta,
                                          Canada; Tutor and seminar instructor in corporate
                                          finance, investments and individual finance at
                                          Athabasca University, Alberta, Canada; Age 48

Robert W. Kampmeinert          1994       President and Chief Executive Officer of
                                          Parker/Hunter Incorporated (investment banking);
                                          Pittsburgh, Pennsylvania; Also Chairman of
                                          Parker/Hunter Incorporated since January 1991; Age
                                          52

                              DIRECTOR                  PRINCIPAL OCCUPATION OR
             NAME              SINCE                 EMPLOYMENT; DIRECTORSHIPS; AGE
-------------------------------------     ----------------------------------------------------

David C. O'Leary               1985       Vice President, Sales and Manufacturing, of the
                                          Company since April 1994; Vice President-Southern
                                          Division of the Company prior to April 1994; Age 46

Harold F. Reed, Jr.            1969       Senior Partner of Reed, Luce, Tosh, McGregor and
                                          Wolford (law firm), Beaver, Pennsylvania; Director
                                          of First Western Bancorp; Age 68

Continuing directors with a term expiring in 1996:

Thomas S. Blair                1962       Chairman of the Board of Blair Strip Steel Company
                                          (manufactures cold-rolled strip steel), New Castle,
                                          Pennsylvania; Age 73

James I. Wallover              1962       Chairman of the Board of Wallover Enterprises, Inc.
                                          (blends and recycles lubricating oils), East
                                          Liverpool, Ohio; Age 74

Thomas P. Woolaway             1962       Retired Chief Operating Officer of the Company; Vice
                                          Chairman of the Directors of Board of the Company;
                                          Age 64

     During the 1995 fiscal year, there were seven meetings of the Board of Directors. Average attendance at those meetings was 98.7%.

     John P. O'Leary, Jr. and David C. O'Leary are brothers and Karen L. Farkas is the daughter of Abe Farkas. Harold F. Reed, Jr. is also Secretary of the Company.

VOTE REQUIRED

     Only affirmative votes are counted in the election of directors. The three nominees for election as directors at the Annual Meeting who receive the highest number of votes cast for the election of directors by the holders of the Company's Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.

COMMITTEES OF BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, Compensation Committee and Audit Committee.

     The members of the Executive Committee are John P. O'Leary, Jr. (Chairman), Thomas S. Blair, David C. O'Leary, Harold F. Reed, Jr. and Thomas P. Woolaway. The Executive Committee may exercise all the power and authority of the Board in the management of the affairs of the Company except for matters expressly reserved by law for Board action. It is intended that the Executive Committee will meet only infrequently as necessary between regular meetings of the Board. The Executive Committee did not meet during the 1995 fiscal year.

     The members of the Compensation Committee are Thomas S. Blair (Chairman), Robert W. Kampmeinert, Harold F. Reed, Jr. and Thomas P. Woolaway. The responsibilities of the Compensation Committee include recommending to the Board the base salary and any bonuses of the Company's executive officers, granting stock options and making any other awards under the Company's 1989 Stock Incentive Plan and making recommendations to the Board with respect to other forms of compensation for the executive officers. The Compensation Committee administers the 1989 Stock Incentive Plan and its predecessor, the 1985 Incentive Stock Option Plan, as well as the Company's Common Stock Purchase Plan for Salaried Employees. The Compensation Committee also makes recommendations to the Board with respect to director compensation and administers the Deferred Compensation Plan for Non-Employee Directors. During the 1995 fiscal year, there were two meetings of the Compensation Committee.

     The members of the Audit Committee are David I. Cohen (Chairman), James T. Anderson, Abe Farkas, Karen L. Farkas and James I. Wallover. The responsibilities of the Audit Committee include assuring direct and open lines of communication between the Board of Directors and the Company's accounting personnel and independent public accountants and reviewing the annual financial statements of the Company and its subsidiaries with the management of the Company and the independent public accountants. The Audit Committee verifies the independence of the independent public accountants, recommends to the Board the retention or selection of the independent public accountants, reviews the quality and depth of staffing in the Company's financial and accounting departments and reviews proposed changes in accounting principles as they may materially affect the Company. During the 1995 fiscal year, there were two meetings of the Audit Committee.

COMPENSATION OF DIRECTORS

     Each non-employee director receives an annual retainer of $5,000. Non-employee directors who serve on the Executive Committee also receive an annual fee of $1,500 and non-employee directors who serve as Chairmen of Board Committees also receive an annual fee of $1,000. In addition, non-employee directors receive $1,500 for each Board meeting and $750 for each meeting of the Compensation Committee and Audit Committee they attend. Non-employee directors receive reimbursement for travel expenses to attend Board and Committee meetings. Directors who are employees of the Company do not receive compensation for serving as a director.

     The Company maintains a Deferred Compensation Plan for Non-Employee Directors to permit the deferral by a participant of receipt of his or her compensation to be earned for services as a director until after termination of service as a director. Participants under the plan can defer compensation into an account which bears interest or an account which credits the participant with units measured by the value of the Company's Common Stock. Payments are made to a participant after the participant ceases to be a director of the Company in a lump sum or up to ten annual installments.

     The Company also has a Retirement Policy and Plan for Non-Employee Directors. The retirement policy is that non-employee directors may not be nominated by the Board of Directors for reelection as directors after they reach the age of 70. The policy does not, however, apply to any person who was a director at the time the policy became effective in June 1991. Under the retirement plan, an annual retirement benefit will be received by any non-employee director who (i) has retired from the Board, (ii) has reached the age of 60 and (iii) has completed at least five years of service on the Board at the time of retirement. The annual retirement benefit is an amount equal to 50% of the maximum amount payable each year to active non-employee directors as a retainer and for attendance at Board meetings. The benefits commence immediately upon retirement from the Board and terminate upon the earliest to occur of (i) expiration of a period of time equal to the period of time the non-employee director served as a director, (ii) the death of the non-employee director or
(iii) the tenth anniversary of the date on which the non-employee director retires from the Board. There are no survivor benefits payable under the retirement plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation paid for services rendered in all capacities to the Company and its subsidiaries for the last three fiscal years to those persons who were at August 31, 1995 the Chief Executive Officer of the Company and the Company's other executive officers:

                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                                                COMPENSATION
                                           ANNUAL COMPENSATION                  -----------
                              ----------------------------------------------      AWARDS
                                                                                -----------
                                                                   OTHER        SECURITIES
                                                                   ANNUAL       UNDERLYING      ALL OTHER
                              FISCAL     SALARY      BONUS      COMPENSATION      OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      ($)(1)      ($)(2)        ($)(3)         (#)(4)          ($)(5)
---------------------------   ------    --------    --------    ------------    -----------    ------------
John P. O'Leary, Jr.           1995     $225,000    $140,000        $ --           8,000         $  9,936
  President and                1994      205,000      90,000          --           5,000           14,651
  Chief Executive Officer      1993      196,000      58,000          --           4,000           13,906

Brian C. Mullins               1995      150,000      70,000          --           4,000            9,853
  Vice President and           1994      143,500      50,000          --           2,500           11,318
  Treasurer                    1993      137,500      35,500          --           2,000           11,318

James H. Brakebill             1995      140,000      70,000          --           4,000           10,010
  Vice President,              1994      123,000      45,000          --           2,500            9,801
  Manufacturing                1993      118,000      29,000          --           2,000            9,735

David C. O'Leary               1995      140,000      70,000          --           4,000           10,043
  Vice President, Sales        1994      123,000      45,000          --           2,500            9,818
  and Marketing                1993      116,000      31,000          --           2,000            9,545

---------

(1) Represents base salary and includes the tax deferred contributions made by the Company on behalf of the executive officers under the Company's Section 401(k) Plan.

(2) Cash bonuses are awarded to the executive officers following the end of each fiscal year.

(3) The dollar value of perquisites and other personal benefits is required to be disclosed under this column if the amount for any executive officer equals or exceeds $50,000 or 10% of the total of annual salary and bonus. The dollar value of the perquisites and other personal benefits did not exceed the threshold amount for any of the executive officers named for any of the fiscal years covered in the table.

(4) Represents the number of shares of the Company's Common Stock for which stock options were granted under the Company's 1989 Stock Incentive Plan.

(5) This column includes employer contributions for the accounts of the named executive officers under (i) the Company's individual account defined contribution pension plan for salaried employees, (ii) the Company's
     Section 401(k) Plan and (iii) the Company's Common Stock Purchase Plan for Salaried Employees. For the 1995 fiscal year, the breakdown of the employer contributions among the plans is as follows:

                                                                                         COMMON
                                                                                         STOCK
                                                        PENSION         SECTION         PURCHASE
                                                         PLAN         401(K) PLAN         PLAN
                                                        -------       -----------       --------
    John P. O'Leary, Jr..............................   $ 8,250         $ 1,326           $360
    Brian C. Mullins.................................   $ 8,250         $ 1,363           $240
    James H. Brakebill...............................   $ 8,250         $ 1,400           $360
    David C. O'Leary.................................   $ 8,250         $ 1,433           $360

     Option Grants. The following table sets forth as to the persons named in the Summary Compensation Table additional information with respect to the stock options granted during the 1995 fiscal year, including the potential realizable value from the stock options assuming they are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term:

                       OPTION GRANTS IN 1995 FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                               VALUE AT
                                              INDIVIDUAL GRANTS(1)                       ASSUMED ANNUAL RATES
                             -------------------------------------------------------        OF STOCK PRICE
                              NUMBER OF       % OF TOTAL      EXERCISE                     APPRECIATION FOR
                             SECURITIES    OPTIONS GRANTED      PRICE                       OPTION TERM(2)
                             UNDERLYING    TO EMPLOYEES IN    PER SHARE   EXPIRATION     --------------------
           NAME              OPTIONS(#)    1994 FISCAL YEAR    ($/SH)        DATE         5%($)       10%($)
--------------------------   -----------   ----------------   ---------   ----------     -------     --------
John P. O'Leary, Jr.......      8,000           8.650%         $ 16.75     10/24/04      $84,272     $213,561
Brian C. Mullins..........      4,000           4.325%           16.75     10/24/04       42,136      106,781
James H. Brakebill........      4,000           4.325%           16.75     10/24/04       42,136      106,781
David C. O'Leary..........      4,000           4.325%           16.75     10/24/04       42,136      106,781

---------

(1) The stock options for the number of shares shown were granted on October 25, 1994 and became exercisable on April 25, 1995. The exercise price per share was 100% of the fair market value of the Company's Common Stock on the date of grant. Fair market value is the average of the high and low sales prices of the Company's Common Stock on the date of grant on the NASDAQ National Market System as reported in The Wall Street Journal. The exercise price may be paid in cash, in shares of the Common Stock which have been held for at least one year or in any combination of cash and such shares.

(2) The 5% and 10% assumed annual rates of stock price appreciation do not reflect actual changes in the fair market value of the Company's Common Stock since the date of grant. The information in the table is provided in accordance with the rules of the SEC regarding the disclosure of compensation of executive officers. The information is not intended to forecast possible future stock price appreciation, if any.

     Option Exercises and Values. The following table sets forth as to the persons named in the Summary Compensation Table information with respect to the number of shares of the Company's Common Stock acquired upon the exercise of stock options during the 1995 fiscal year, the value realized from such exercises, the number of shares covered by unexercised stock options held at August 31, 1995 and the value of such unexercised stock options at August 31, 1995:

              AGGREGATED OPTION EXERCISES IN 1995 FISCAL YEAR AND
                       1995 FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING      VALUE OF UNEXERCISED
                                                             UNEXERCISED          IN-THE-MONEY
                                                              OPTIONS AT           OPTIONS AT
                                                 VALUE       1995 FISCAL          1995 FISCAL
                           SHARES ACQUIRED     REALIZED        YEAR END             YEAR END
          NAME             ON EXERCISE (#)      ($)(1)          (#)(2)               ($)(3)
------------------------   ---------------     ---------     ------------     --------------------
John P. O'Leary, Jr.....        7,200           $88,200         25,000              $175,890
Brian C. Mullins........           --                --         26,790               293,493
James H. Brakebill......           --                --         24,750               263,446
David C. O'Leary........        3,600            44,100         12,500                87,945

---------

(1) The value realized is the difference between the aggregate fair market value of the shares acquired on exercise and the aggregate exercise price.

(2) The outstanding stock options at 1995 fiscal year end include stock options granted under the Company's 1985 Incentive Stock Option Plan as well as stock options granted under the present plan. All the outstanding stock options at 1995 fiscal year end were exercisable.

(3) The value of unexercised in-the-money stock options is the difference between the aggregate fair market value of shares covered by stock options with an exercise price less than fair market value at 1995 fiscal year end and the aggregate exercise price of such stock options. All outstanding stock options at 1995 fiscal year end were in-the-money.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     David I. Cohen, a director of the Company, was a partner in the law firm of Reed Smith Shaw & McClay during the 1995 fiscal year until July 18, 1995. Reed Smith Shaw & McClay rendered professional services to the Company during this period.

     For information regarding transactions involving Harold F. Reed, Jr. and Robert W. Kampmeinert, directors of the Company, see "Compensation Committee Interlocks and Insider Participation" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1995 fiscal year, the members of the Compensation Committee were Thomas S. Blair (Chairman), D. Robert Beglin (until the 1994 Annual Meeting), Robert W. Kampmeinert (after the 1994 Annual Meeting), Harold F. Reed, Jr. and Thomas P. Woolaway (after the 1994 Annual Meeting).

     Robert W. Kampmeinert is the Chairman, President and Chief Executive Officer of Parker/Hunter Incorporated, an investment banking firm which performs services for the Company from time to time.

     Harold J. Reed is the Secretary of the Company and a partner in the law firm of Reed, Luce, Tosh, McGregor and Wolford which rendered professional services to the Company during the 1995 fiscal year.

     Thomas P. Woolaway, a co-founder of the Company, was an officer of the Company from its formation until his retirement on January 31, 1994.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for its executive officers is administered by the Compensation Committee of the Board of Directors, all the members of which are non-employee directors. The program is composed primarily of cash compensation, consisting of base salary and a bonus, but also includes noncash compensation consisting of the grant of a stock option. As of August 31, 1995, the Company had four executive officers, each of whom is named in the Summary Compensation Table included in this Proxy Statement.

     Base Salary and Bonus. The base salary and bonus of each executive officer for each fiscal year is established by the Board of Directors upon recommendation of the Committee. Base salary is determined at the beginning of each fiscal year and the bonus is awarded after the financial results for the fiscal year have become available.

     The base salary of each executive officer depends primarily on the office and responsibilities of the executive officer and is reviewed annually. Increases are normally affected by the Company's financial performance. In determining the base salary for John P. O'Leary, Jr., the Company's Chief Executive Officer, for the 1995 fiscal year, the Committee took into account that the Company's financial results for the 1994 fiscal year were outstanding in every respect. Increases in revenues and profitability in the 1994 fiscal year over the prior year were in excess of expectations and in particular the Committee noted that the acquisitions during the year positively affected both sales and profits. As a result, the Committee recommended and Mr. O'Leary received a 9.8% base salary increase for the 1995 fiscal year as compared with a 5.1% increase for the preceding fiscal year. Increases in base salary for the other executive officers ranged from 4.5% to 13.8%. Two of the executive officers received increases designed to bring their base salaries in line with increased responsibilities.

     As to bonuses, the Committee strongly believes that executive officers should have a meaningful portion of their total compensation tied to the profitability of the Company. Accordingly, financial results for the fiscal year in question are a primary consideration in the awarding of a bonus; but other factors have significance as well, especially the individual performance of each executive officer. There is no plan requiring that bonuses be paid if certain criteria are met, there is no established relationship between a bonus and base salary and there is no formula under which established weights are given to the various factors considered. In general, the Committee compares the factors for the current year against compensation in recent years and acts accordingly. Thus, since the financial results for the 1995 fiscal year as compared with fiscal 1994 were even better than the results for the 1994 fiscal year as compared with fiscal 1993, the Committee recommended and the executive officers received greater increases in bonuses for the 1995 fiscal year as shown in the Summary Compensation Table. Mr. O'Leary's bonus was 38.4% of total cash compensation; the bonuses of the other executive officers was approximately one-third of total cash compensation.

     The Committee has not generally recommended base salaries or bonuses based on compensation at other companies although for the 1995 fiscal year in particular the Committee reviewed a study of compensation patterns at 100 similar sized companies, concluding that the Company's executive compensation is appropriate.

     Stock Options. Stock options are granted by the Committee and are the only form of long-term compensation presently received by the Company's executive officers. The Committee views stock options as particularly beneficial long-term incentives because stock options meld the interests of the employee/optionholder with those of the shareholders inasmuch as any value to the employee is tied directly to stock price increases. The decisions of the Committee with respect to the stock option granted to each employee are based upon the employee's responsibilities and performance, as well as the employee's potential and past award history. In October 1994, stock options for an aggregate of 92,500 shares of the Company's Common Stock were granted to 85 employees as compared with stock options for an aggregate of 44,200 shares granted to 60 employees in October 1993. The increases were due to the excellent financial results during the 1995 fiscal year and the inclusion of additional employees as a result of acquisitions during the 1995 fiscal year. John P. O'Leary, Jr. received a stock option for 8,000 shares of the Company's Common Stock and the other executive officers each received a stock option for 4,000 shares. Mr. O'Leary, by virtue of his top management position, receives a stock option each year for a greater number of shares than the other executive officers. The other stock option grants ranged from 2,500 to 500 shares.

     In October 1994, the Committee recommended that the Company's Board of Directors amend the Company's 1989 Stock Incentive Plan to increase the number of shares of the Company's Common Stock for which stock options may be granted thereunder by 300,000 shares. The Board followed this recommendation and the amendment was approved by the Company's shareholders at the Annual Meeting of Shareholders held on December 15, 1994. The amendment reflects the Committee's commitment to stock options as the appropriate form of long-term compensation for the Company's executive officers and other optionees.

     Other. The executive officers may participate in the Company's Section 401(k) Plan and Common Stock Purchase Plan for Salaried Employees and will receive retirement benefits under the Company's individual account defined contribution pension plan for salaried employees. The Company provides certain perquisites and other personal benefits to certain of its employees, including its executive officers, which in the aggregate are not significant.

     The names of the present members of the Committee are listed below. D. Robert Beglin served as a member of the Committee until the 1994 Annual Meeting of Shareholders and participated in all of the actions referred to above except the recommendation of the bonuses for the 1995 fiscal year. Messrs. Kampmeinert and Woolaway were elected as members of the Committee after the 1994 Annual Meeting and only participated in the recommendation of the bonuses for the 1995 fiscal year.

                                        Respectfully submitted,

                                        Thomas S. Blair, Chairman
                                        Robert W. Kampmeinert
                                        Harold F. Reed, Jr.
                                        Thomas P. Woolaway

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following line graph compares the cumulative total shareholder return on the Company's Common Stock over the 1991-1995 fiscal years with the cumulative total return of the NASDAQ Stock Market (U.S.) Index and of the Dow Jones Containers and Packaging Industry Group over the same period. The graph assumes a $100 investment on August 31, 1990 in the Common Stock and in each of the indices and assumes the reinvestment of dividends.

      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE DOW JONES CONTAINERS
                         AND PACKAGING INDUSTRY GROUP


                                                                    DOW JONES
      MEASUREMENT PERIOD                         NASDAQ STOCK      CONTAINERS
    (FISCAL YEAR COVERED)         THE COMPANY    MARKET (U.S.)    AND PACKAGING
-----------------------------     -----------    -------------    -------------
1990                                  100             100             100
1991                                  115             142             148
1992                                  179             154             162
1993                                  141             203             148
1994                                  148             211             176
1995                                  238             284             201

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed S.R. Snodgrass, A.C. as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1996 fiscal year. S.R. Snodgrass, A. C. has audited the financial statements of the Company and its subsidiaries since 1967. Although the appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board believes the shareholders should participate in the selection of the independent public accountants through the ratification process.

     The Board of Directors recommends a vote For the ratification of the appointment of S.R. Snodgrass, A.C. and unless otherwise directed therein, the proxies solicited by the Board will be voted for the ratification of the appointment of S.R. Snodgrass, A.C. In the event the shareholders fail to ratify the appointment, the Board will consider such vote as a direction to appoint other independent public accountants for the 1997 fiscal year.

     Representatives of S.R. Snodgrass, A.C. will be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they choose to do so and will be available to respond to appropriate questions.

VOTE REQUIRED

     Under Pennsylvania law, the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the Company's Common Stock voting in person or represented by proxy and entitled to vote, a quorum being present, is necessary for the ratification of the appointment of S.R. Snodgrass, A.C. An abstention from voting by a shareholder present in person or represented by proxy and entitled to vote is not a vote cast "for" or "against" the proposal and is therefore not counted in determining whether the required vote for ratification has been obtained.

                                 OTHER MATTERS

     No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the Meeting or any adjournment thereof, the proxy holders will vote upon the same according to their discretion and best judgment.

                            EXPENSES OF SOLICITATION

     The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the officers and regular employees of the Company may solicit proxies in person or by telephone or telegraph. Brokerage houses and other nominees, custodians or fiduciaries will forward proxy soliciting material and the Company's Annual Report to Shareholders to the beneficial owners of the shares of the Company's Common Stock held of record by them, and the Company will reimburse these record holders for their reasonable out-of-pocket expenses incurred in so doing.

                           1996 SHAREHOLDER PROPOSALS

     A proposal submitted by a shareholder for the regular annual meeting of shareholders to be held in 1996 must be received by the Secretary, Tuscarora Incorporated, 800 Fifth Avenue, New Brighton, Pennsylvania 15066 on or prior to July 13, 1996 in order to be eligible for inclusion in the Company's Proxy Statement for that annual meeting.

                                            By Order of the Board of Directors,

                                                    HAROLD F. REED, JR.
                                                   ----------------------
                                                    Harold F. Reed, Jr.,
                                                         Secretary

                                                                       PROXY

                            TUSCARORA INCORPORATED
                     SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS

                  PITTSBURGH AIRPORT MARRIOTT, PARKWAY WEST,
                  CORAOPOLIS, ALLEGHENY COUNTY, PENNSYLVANIA
           THURSDAY, DECEMBER 14, 1995, 10:30 A.M., PITTSBURGH TIME

        The undersigned shareholder of Tuscarora Incorporated (the "Company") hereby appoints John P. O'Leary, Jr., Harold F. Reed, Jr. and Brian C. Mullins, and each of them acting individually, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held December 14, 1995, and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set forth on the reverse side of this proxy and, in their discretion, upon any other business which may properly come before the Meeting.

        The undersigned shareholder hereby revokes all previous proxies for the Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated November 13, 1995, and of the Annual Report to Shareholders for the 1995 fiscal year, and hereby ratifies all that said proxies may do by viture hereof.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2.

               (Continued, and to be signed, on the other side)


                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.




Item 1--The election of Directors for a three year term expiring at the annual meeting of shareholders in 1998.

    FOR ALL             WITHHOLD          Nominees: David I. Cohen, Abe Farkas and John P. O'Leary, Jr. A Vote FOR includes
   NOMINEES             AUTHORITY         discretionary authority to vote for a substituted nominee if any of the nominees listed
  (EXCEPT AS           TO VOTE FOR        becomes unable to serve or for good cause will not serve. (To withhold authority to
  indicated)          ALL NOMINEES        vote for any individual nominee, print that nominee's name on the line below.)

      0                    0
                                          ______________________________________________________________________________________


Item 2--The ratification of the appointment of S. R. Snodgrass, A.C. as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1996 fiscal year.

      FOR    AGAINST    ABSTAIN

      0         0          0


                                    PLEASE DATE AND SIGN BELOW EXACTLY AS YOUR
                                    NAME APPEARS ON THIS CARD. IF YOU ARE
                                    ACTING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                    GUARDIAN OR TRUSTEE, PLEASE SO INDICATE
                                    WITH YOUR FULL TITLE WHEN SIGNING.
                                    CORPORATE HOLDERS SHOULD SIGN IN FULL
                                    CORPORATE NAME BY DULY AUTHORIZED OFFICER.
                                    IF SHARES ARE HELD JOINTLY, EACH SHAREHOLDER
                                    NAMED SHOULD SIGN.


                                    Dated: ____________________________, 1995

                                    _________________________________________

                                    _________________________________________
                                        WITH RESPECT TO THE ANNUAL MEETING

                       I/WE WILL ATTEND _____       I/WE WILL NOT ATTEND _____

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                             FOLD AND DETACH HERE


                  PLEASE INDICATE IN THE SPACE PROVIDED ABOVE
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.


YOU ARE URGED TO PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING.

                                                        November 13, 1995

TO: Participants in the Tuscarora Incorporated
    Common Stock Purchase Plan for Salaried Employees

Dear Participant:

In accordance with Section 12 of the Tuscarora Incorporated Common Stock Purchase Plan for Salaried Employees (the "Plan"), Mellon Bank, N.A., as record holder of the shares of Common Stock of Tuscarora Incorporated ("Tuscarora") in which you have a beneficial interest under the Plan, will vote your shares at the Annual Meeting of Shareholders of Tuscarora to be held on December 14, 1995, and at any adjournment thereof, in accordance with your written direction. Enclosed are the Notice of Annual Meeting and Proxy Statement, both dated November 13, 1995, and the Annual Report to Shareholders for the 1995 fiscal year.

If you wish to instruct us in the voting of your shares, you may sign on the reverse side exactly at your name appears thereon and date and return this card in the enclosed envelope. By doing so, you are directing us to execute and file a proxy IN THE FORM SOLICITED BY THE BOARD OF DIRECTORS OF TUSCARORA, authorizing the proxies therein appointed to vote your shares at the Annual Meeting on the matters set forth on the reverse side and, in their discretion, upon any other business which may properly come before the Annual Meeting. The Board of Directors of Tuscarora recommends a vote FOR Items 1 and 2 and your shares will be so voted unless you otherwise indicate.

                                                       MELLON BANK, N.A.

               (Continued, and to be signed, on the other side)


                             FOLD AND DETACH HERE

Item 1--The election of Directors for a three year term expiring at the annual meeting of shareholders in 1998.

    FOR ALL             WITHHOLD          Nominees: David I. Cohen, Abe Farkas and John P. O'Leary, Jr. A Vote FOR includes
   NOMINEES             AUTHORITY         discretionary authority to vote for a substituted nominee if any of the nominees listed
  (EXCEPT AS           TO VOTE FOR        becomes unable to serve or for good cause will not serve. (To withhold authority to vote
  INDICATED)          ALL NOMINEES        for any individual nominee, print that nominee's name on the line below.)

      0                    0
                                          ______________________________________________________________________________________


Item 2--The ratification of the appointment of S. R. Snodgrass, A.C. as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1996 fiscal year.

     FOR      AGAINST    ABSTAIN

      0          0         0


                                    PLEASE DATE AND SIGN BELOW EXACTLY AS YOUR
                                    NAME APPEARS ON THIS CARD. IF SHARES ARE
                                    HELD JOINTLY, EACH SHAREHOLDER NAMED
                                    SHOULD SIGN.


                                    Dated: ____________________________, 1995

                                    _________________________________________

                                    _________________________________________

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                             FOLD AND DETACH HERE




YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.